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                                                  Exhibit 12.1


          United Air Lines, Inc. and Subsidiary Companies

         Computation of Ratio of Earnings to Fixed Charges



                                    Year Ended December 31
                             1996    1995    1994    1993    1992
Earnings:                               (In Millions)
Earnings (loss) before
 income taxes and
 extraordinary items       $  970   $  608  $  153  $  (26) $ (602)
Undistributed earnings
 of affiliate                 (49)     (38)    (19)      -     (27)
Fixed charges, from below   1,113    1,200   1,046   1,077     964
Interest capitalized          (77)     (42)    (41)    (51)    (92)
                            -----    -----   -----   -----   -----
Earnings                   $1,957   $1,728  $1,139  $1,000  $  243
                            =====    =====   =====   =====   =====

Fixed charges:

Interest expense           $  290   $  359  $  362  $  347  $  317
Interest expense on
 affiliate's guaranteed debt   -        -       -        5      -
Portion of rental expense
 representative of the
 interest factor              823      841     684     725     647
                            -----    -----   -----   -----   -----
Fixed charges              $1,113   $1,200  $1,046  $1,077  $  964
                            =====    =====   =====   =====   =====

Ratio of earnings to
 fixed charges               1.76     1.44    1.09     (a)     (a)
                            =====    =====   =====   =====   =====


_____________
(a) Earnings were inadequate to cover fixed charges by $77 million in 1993 and $721 million in 1992.

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